Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

DEMANDWARE, INC.

at

$75.00 Net Per Share

by

DYNASTY ACQUISITION CORP.,

a wholly-owned subsidiary

of

SALESFORCE.COM, INC.

June 10, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Dynasty Acquisition Corp., a Delaware corporation (the “Purchaser”), and a wholly-owned subsidiary of salesforce.com, inc., a Delaware corporation (“Salesforce”), is making an offer to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”) of Demandware, Inc., a Delaware corporation (“Demandware”), at $75.00 per Share, net to the seller in cash, without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase dated June 10, 2016 (which, together with any amendments and supplements thereto, collectively constitute the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto and the Offer to Purchase, collectively constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of May 31, 2016, by and among the Purchaser, Salesforce and Demandware (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, as promptly as practicable after consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Demandware, and Demandware will become a wholly-owned subsidiary of Salesforce (the “Merger”). If the Offer is consummated, the Purchaser does not anticipate seeking the approval of Demandware’s remaining public stockholders before effecting the Merger. The parties to the Merger Agreement have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective without a meeting of the Demandware stockholders in accordance with Section 251(h) of the Delaware General Corporation Law.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated June 10, 2016;

2. Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, by the expiration of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 8, 2016 (WHICH IS THE END OF THE DAY ON FRIDAY, JULY 8, 2016) UNLESS THE OFFER IS EXTENDED PURSUANT TO THE MERGER AGREEMENT.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than Morrow Sodali Global LLC (the “Information Agent”) or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. However, upon request, the Purchaser will reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary by 12:00 Midnight, New York City Time, on Friday, July 8, 2016 (which is the end of the day on Friday, July 8, 2016).

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

SALESFORCE.COM, INC.

DYNASTY ACQUISITION CORP.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE PURCHASER, SALESFORCE, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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